NOTE SETTLEMENT AGREEMENT

This Note Settlement Agreement (this “Settlement Agreement”), dated as of December 21, 2006, is by and among KMG AMERICA CORPORATION, a Virginia corporation (“Maker”), THE SPRINGS COMPANY, a South Carolina corporation (“Shareholders’ Representative”), in its capacity as representative of the Sellers (“Sellers”) as defined in the Agreement (as defined below), Stanley D. Johnson (“SDJ”), SDJ Partners, LP, a Georgia limited partnership (“SDJP”), and Elliott S. Close (“Close”).

RECITALS

A. Maker made, executed and delivered a Subordinated Promissory Note (the “Note”) dated as of December 21, 2004, in the principal amount of $15,000,000, in favor of Shareholders’ Representative, pursuant to the Amended and Restated Stock Purchase Agreement (the “Agreement”) dated as of August 2, 2004, as amended, between Maker and Sellers.

B. Pursuant to the Agreement and the Note, Maker has certain rights to setoff Buyers Claims as defined in the Agreement against amounts payable under the Note.

C. Pursuant to the terms of the Note, Maker setoff $1,479,834.70 against the outstanding balance of the Note on June 19, 2006 (the “Setoff”).

D. As of the date of this Settlement Agreement, the outstanding balance of the Note, after reduction for the Setoff and with accrued interest, is $ 15,020,839.

E. Maker and Shareholders’ Representative desire to settle Maker’s obligations under the Note pursuant to the terms of this Settlement Agreement.

F. Pursuant to the terms of the Note, in the event of prepayment prior to maturity, the amount of the Note that remains subject to setoff under Section 8.1(d)(v) of the Agreement shall be paid by Maker into an escrow account pursuant to an escrow agreement providing for the disbursement of funds to Shareholders’ Representative corresponding to the timing and amount of releases from setoff in Section 8.1(d)(v) of the Agreement (an “Escrow Account”).

G. To protect Maker’s setoff rights under the Agreement and the Note, and as an alternative to having Maker pay the Settlement Payment (as defined below) into an Escrow Account, Maker, Shareholders’ Representative, SDJ, SDJP and Close desire to hereby amend the Agreement so as to provide Maker with rights to recover from Shareholders’ Representative and Sellers amounts of the Settlement Payment (as defined below) which Maker would otherwise have the right to setoff if they were paid into an Escrow Account.

H. Pursuant to the Agreement, Shareholders’ Representative has been appointed as Sellers’ lawful attorney-in-fact to act in the name, place and stead of Sellers to execute and deliver any amendments or modifications of the Agreement, except that Shareholders’ Representative may not so act on behalf of SDJ or SDJP.

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

AGREEMENT

1. Amendment of Agreement. Section 8.1(d) of the Agreement is supplemented to add the following clause:

(vi)    Notwithstanding anything to the contrary in this Agreement, if the Note is cancelled prior to its maturity by Shareholders’ Representative in return for a payment in satisfaction in full of all amounts payable under the Note (the “Settlement Payment”), any Buyer Claims which, if not for cancellation of the Note, could have been presented for setoff against amounts payable under the Note pursuant to clause (v) of Section 8.1(d), may instead be made against any Seller; provided, however, that with respect to any Seller, the liability for any such Buyer Claims shall be limited to the product of such Seller’s Pro Rata Share multiplied by the amount of the Settlement Payment.

2. Settlement Payment. Contemporaneously with the execution of this Agreement, Maker shall pay to Shareholders’ Representative the amount of $14,000,000 in lawful money of the United States of America (the “Settlement Payment”). The Settlement Payment shall constitute satisfaction in full of all amounts payable under the Note. Shareholders' Representative agrees with SDJ and SDJP to immediately wire transfer to SDJ and SDJP, respectively, the following amounts as their shares of the Settlement Payment: (i) for SDJ, the sum of $1,026,102 and (ii) for SDJP, the sum of $175,252.

3. Cancellation of the Note. Contemporaneously with the execution of this Agreement, Shareholders’ Representative shall cancel the Note by conspicuously marking each page of the Note with the word “CANCELLED” and deliver the cancelled Note to Maker. Shareholders’ Representative releases Maker of any and all claims, liabilities or obligations under the Note upon receipt of the Settlement Payment, and without the necessity of any further action.

4. Indemnification by Shareholders’ Representative. Shareholders’ Representative agrees to indemnify and hold the Buyer Indemnified Parties (as defined in the Agreement) harmless from and against all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including reasonable attorneys’ fees and other legal costs and expenses, resulting from failure by any Seller other than SDJ or SDJP to make a payment called for pursuant to Section 8.1(d)(vi) of the Agreement within thirty (30) days after such payment is due. With respect to this indemnity obligation, except as specifically provided in the preceding sentence and in Article VIII of the Agreement, Shareholders’ Representative expressly waives: (a) presentment and demand for payment or performance under the Agreement or any agreement or document executed in connection with the Agreement; (b) protest and notice of dishonor or of default to Shareholders’ Representative or to any other Seller with respect to the Agreement; (c) any diligence in collecting the amounts due under the Agreement; (d) any duty or obligation on Maker to proceed to collect payment of the amounts due under the Agreement from, or to commence an action against, any Seller or any other person, despite any notice or request of Shareholders’ Representative to do so; (e) any rights of Shareholders’ Representative pursuant to North Carolina General Statutes Section 26-7 or any similar or subsequent law; (f) all other notices to which Shareholders’ Representative might otherwise be entitled; and (g) demand for payment under this Settlement Agreement.

5. Maker’s Representations and Warranties.

5.1.        Maker represents and warrants to Shareholders’ Representative, SDJ, SDJP, and Close that:

a.            Maker (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Settlement Agreement.

b.            Maker’s execution, delivery, and performance of this Settlement Agreement will not result in a breach or violation of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule or regulation of any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, including arbitration bodies, whether governmental, private or otherwise (each a “Governmental Authority”) applicable to Maker, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Maker or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Maker may be a party, by which Maker may be bound or to which any of the assets of Maker is subject.

c.            This Settlement Agreement (A) has been duly and validly authorized, executed and delivered by Maker and (B) is the legal, valid and binding obligations of Maker, enforceable against Maker in accordance with its terms, except that such enforceability against Maker may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies.

5.2.        Except as expressly stated herein, Maker makes no representations or warranties, express or implied, with respect to the transactions contemplated hereby.

6. Shareholders’ Representative’s Representations and Warranties.

6.1.	Shareholders’ Representative represents and warrants to Maker that:

a.            Shareholders’ Representative (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Settlement Agreement.

b.            Shareholders’ Representative’s execution, delivery, and performance of this Settlement Agreement will not result in a breach or violation of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Shareholders’ Representative, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Shareholders’

Representative or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Shareholders’ Representative may be a party, by which Shareholders’ Representative may be bound or to which any of the assets of Shareholders’ Representative is subject.

c.            This Settlement Agreement (A) has been duly and validly authorized, executed and delivered by Shareholders’ Representative and (B) is the legal, valid and binding obligation of Shareholders’ Representative, enforceable against Shareholders’ Representative in accordance with its terms, except that such enforceability against Shareholders’ Representative may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies.

d.            Shareholders’ Representative acknowledges that the consideration paid under this Settlement Agreement for the settlement of Maker’s obligations under the Note may differ in amount from the principal and interest that would be due on the Note under its terms, and acknowledges the amount of the Setoff.

e.            Shareholders’ Representative (i) is a sophisticated Entity with respect to transactions contemplated by this Settlement Agreement, (ii) has adequate information concerning the business and financial condition of Maker to make an informed decision regarding this Settlement Agreement and (iii) has independently and without reliance upon Maker, and based on such information as Shareholders’ Representative has deemed appropriate, made its own analysis and decision to enter into this Settlement Agreement, except that Shareholders’ Representative has relied upon Maker’s express representations, warranties, covenants and agreements in this Settlement Agreement. Shareholders’ Representative acknowledges that Maker has not given Shareholders’ Representative any investment advice, credit information or opinion on whether entering into this Settlement Agreement is prudent. Shareholders’ Representative acknowledges that it has reviewed and understands Maker’s periodic reports filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

f.             Except as otherwise provided in this Settlement Agreement, Shareholders’ Representative has not relied and will not rely on Maker to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of Maker, or any other matter concerning Maker.

6.2.        Except as expressly stated herein, Shareholders’ Representative makes no representations or warranties, express or implied, with respect to the transactions contemplated hereby.

6.3.         Shareholders’ Representative acknowledges that: (a) settlement of the Note pursuant to this Settlement Agreement is irrevocable; and (b) Shareholders’ Representative shall have no recourse to Maker, except for Maker’s breaches of its representations, warranties or covenants as expressly stated in this Settlement Agreement.

7. Representations of SDJ, SDJP, and Close.

7.1.         SDJP represents and warrants to Maker that (i) it is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) it is in good standing under such laws, (iii) it has full power and authority to execute, deliver and perform its obligations under this Settlement Agreement, and (iv) this Settlement Agreement has been duly and validly authorized, executed and delivered by SDJP

7.2.         SDJ, SDJP and Close represent to Maker, severally and not jointly, that execution, delivery, and performance of this Settlement Agreement will not result in a breach or violation of any provision of (i) with respect to SDJP, its organizational documents, (ii) any applicable statute, law, writ, order, rule or regulation of any Governmental Authority, (iii) any applicable judgment, injunction, decree or determination of any Governmental Authority or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which he or it may be a party, by which he or it may be bound or to which any of the his or its assets is subject.

7.3.         SDJ, SDJP and Close represent to Maker, severally and not jointly, that this Settlement Agreement is his or its legal, valid and binding obligation, enforceable against him or it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies.

8. Severability. If any term or other provision of this Settlement Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Settlement Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Settlement Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9. Successors and Assigns. This Settlement Agreement shall bind and inure to the benefit of Maker, Shareholders’ Representative, SDJ, SDJP and Close and their respective successors and assigns.

10. Governing Law. This Settlement Agreement shall be construed and interpreted according to the laws of the State of North Carolina, without regard to the conflicts of law rules thereof.

11. Counterparts; Headings. This Settlement Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Settlement Agreement. The Section headings in this Settlement Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement by their duly authorized officers as of the date first written above.

Maker

KMG AMERICA CORPORATION

By: ______________________________________

Name:____________________________________

Title:_____________________________________

Shareholders’ Representative

THE SPRINGS COMPANY

By: ______________________________________

Name:____________________________________

Title:_____________________________________

SDJ

__________________________________________

Stanley D. Johnson

SDJP

SDJ PARTNERS, LP

By: ______________________________________

Name:____________________________________

Title:_____________________________________

CLOSE

________________________________________

Elliott S. Close